Exhibit 99.2

MELLANOX TECHNOLOGIES, LTD.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 are based on the historical financial statements of Mellanox and Voltaire after giving effect to Mellanox’s acquisition of Voltaire using the acquisition method of accounting, in accordance with U.S. generally accepted accounting principles (“GAAP”), and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines Mellanox’s historical condensed consolidated balance sheet as of December 31, 2010 with Voltaire’s historical condensed consolidated balance sheet as of December 31, 2010, giving effect to the merger as if it had occurred on December 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines Mellanox’s and Voltaire’s historical condensed consolidated statements of operations for the year then ended, giving effect to the merger as if it had occurred on January 1, 2010.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Voltaire acquired in connection with the acquisition, based on their estimated acquisition-date fair values. The process of estimating the fair values of identified intangible assets and certain tangible assets and liabilities requires the use of significant estimates and assumptions, including future cash flows and developing appropriate discount rates. The allocation of the estimated purchase price is subject to finalization of management’s analysis of the fair values of the assets and liabilities of Voltaire as of the acquisition date. Accordingly, the purchase price allocation included in Note 1 to these unaudited pro forma condensed combined financial statements is preliminary and could be adjusted upon completion of the final valuation. Any such adjustments could be material.

All significant intercompany balances and transactions between Mellanox and Voltaire as of December 31, 2010 and for the year ended December 31, 2010 have been eliminated. Certain reclassification adjustments have been made to conform historical reported balances to the pro forma condensed combined financial statement basis of presentation.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Mellanox and Voltaire been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Mellanox’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2010 and Voltaire’s historical consolidated financial statements for the year ended December 31, 2010, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OF MELLANOX AND VOLTAIRE
As of December 31, 2010

	Historical		Reclass-		Pro Forma		Pro Forma
	Mellanox	Voltaire	ifications		Adjustments		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,994	$9,025	$		$(73,699)	b
					(7,081)	k	$36,239
Short-term investments	141,959	20,922	9,979	A	(133,966)	b	38,894
Restricted cash	3,353	1,733					5,086
Accounts receivable, net	19,893	13,848			(1,048)	d	32,693
Inventories	11,717	8,591			(486)	e
					932	g	20,754
Deferred taxes	616	—	176	B	(112)	l	680
Prepaid expenses and other current assets	3,871	1,577	(176)	B			5,272

Total current assets	289,403	55,696	9,979		(215,460)		139,618

Property and equipment, net	15,490	7,021	1,253	C	(1,336)	h	22,428
Restricted long-term deposit	—	1,233					1,233
Marketable securities	—	9,979	(9,979)	A			—
Severance assets	5,792	3,221					9,013
Intangible assets, net	290	—			36,052	f	36,342
Goodwill	—	—			121,521	m	121,521
Deferred taxes	1,422	21			(489)	l	954
Other long-term assets	3,358	165					3,523

Total assets	$315,755	$77,336	$1,253		$(59,712)		$334,632
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,526	$7,648	$		$(1,048)	d	$13,126
Other accrued liabilities	16,936	5,308	(489)	D			21,755
Deferred revenues	—	5,009	489	D	(3,311)	i	2,187
Capital lease obligations, current	316	—					316

Total current liabilities	23,778	17,965	—		(4,359)		37,384

Accrued severance	7,355	4,351					11,706
Deferred revenues	—	3,452	563	D	(2,281)	i	1,734
Capital lease obligations	158	—					158
Other long-term obligations	2,774	464	(563)	D	(1,382)	j
			1,253	C	678	l	3,224

Total liabilities	34,065	26,232	1,253		(7,344)		54,206

Commitments and contingencies

Shareholders’ equity:
Ordinary shares	141	2,789			(2,789)	a	141
Additional paid-in capital	265,481	156,924			(156,924)	a
					6,303	c	271,784
Accumulated other comprehensive income	954	410			(410)	a	954
Retained earnings	15,114	(109,019)			109,019	a
					(486)	e
					(7,081)	k	7,547

Total shareholders’ equity	281,690	51,104	—		(52,368)		280,426

Total liabilities and shareholders’ equity	$315,755	$77,336	$1,253		$(59,712)		$334,632

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF MELLANOX AND VOLTAIRE
For the Year Ended December 31, 2010

	Historical		Pro Forma		Pro Forma
	Mellanox	Voltaire	Adjustments		Combined
	(In thousands, except per share data)

Total revenues	$154,640	$70,699	$(8,872)	n	$216,467
Cost of revenues	(40,550)	(33,906)	8,872	n
			(5,895)	o
			64	s
			(180)	t	(71,595)

Gross profit	114,090	36,793	(6,011)		144,872

Operating expenses:
Research and development	56,804	18,720	(634)	q
			(612)	s
			1,159	t	75,437
Sales and marketing	22,104	13,687	1,757	p
			(34)	q
			(779)	s
			1,299	t	38,034
General and administrative	11,744	8,862	(2,312)	r
			(1,599)	s
			182	t	16,877

Total operating expenses	90,652	41,269	(1,573)		130,348

Income (loss) from operations	23,438	(4,476)	(4,438)		14,524

Other income (loss), net	(135)	99			(36)

Income (loss) before taxes on income	23,303	(4,377)	(4,438)		14,488

Provision for taxes on income	(9,763)	(365)	124	u	(10,004)

Net income (loss)	$13,540	$(4,742)	$(4,314)		$4,484

Net income per share—basic	$0.40				$0.13
Net income per share—diluted	$0.38				$0.13

Shares used in computing income per share:
Basic	33,591				33,591
Diluted	35,483		91	v	35,574

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On February 7, 2011, Mellanox completed its acquisition of Voltaire whereby Voltaire became a wholly-owned subsidiary of Mellanox in a transaction accounted for using the acquisition method. The total estimated purchase price of approximately $214.0 million includes cash payments of $207.7 million and assumed stock options and restricted stock units (“RSUs”) with a fair value of $6.3 million. No portion of the purchase consideration was subject to any contingency.

The unaudited pro forma condensed combined financial statements give effect to the payment of approximately $207.7 million in cash for the purchase of all of the outstanding ordinary shares of Voltaire on February 7, 2011 at $8.75 per share.

Under the terms of the agreement, Mellanox assumed each outstanding option to purchase Voltaire ordinary shares. Each option assumed was converted into an option to purchase Mellanox ordinary shares after applying the exchange ratio, which was determined by dividing the acquisition price of $8.75 per share by the average closing price of Mellanox ordinary shares for the five days prior to the acquisition date. Mellanox assumed options to purchase an aggregate of 564,878 Mellanox ordinary shares. The fair value of the outstanding options was determined based on the closing price of Mellanox ordinary shares on February 7, 2011 of $27.72 using a Black-Scholes valuation model with the following weighted-average assumptions: expected life of 3.98 years, volatility of 66.2%, risk-free interest rate of 1.83%, and dividend yield of zero. In addition, Mellanox exchanged Mellanox RSUs for all of the Voltaire outstanding RSUs, after applying the exchange ratio. Mellanox exchanged approximately 84,736 RSUs for all of the outstanding Voltaire RSUs. The fair value of the outstanding RSUs was determined based on the per share value of the underlying Mellanox ordinary shares of $27.72 per share at February 7, 2011.

The preliminary estimated total purchase price of the acquisition is as follows (in thousands):

Cash paid	$207,665
Estimated fair value of options and RSUs assumed	6,303

Total preliminary estimated purchase price	$213,968

In accordance with U.S. GAAP, acquisition-related transaction costs, such as investment banking, advisory and legal fees, are not included as a component of consideration but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the estimated remaining acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease to retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results of operations.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their estimated fair values as of February 7, 2011. For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements in accordance with U.S. GAAP, management established a framework for measuring fair value. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under U.S. GAAP, the fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Mellanox may be required to value assets of Voltaire at fair value measures that do not reflect the intended use of those assets. Use of different estimates and judgments could yield different results.

Management has allocated the preliminary estimated purchase price based on preliminary estimates based on various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization on an annualized basis associated with certain assets is as follows (in thousands):

	Amount	Annualized First Year Amortization	Estimated Useful Life

Net tangible assets:
Property and equipment (1)	$6,938	$(668)
Other tangible assets and liabilities, net	49,861
Identifiable intangible assets:
Developed technology (2)	20,378	5,895	2-3 years
In-process research and development	2,754		Indefinite
Customer contract	1,529
Customer relationships	10,956	1,757	4-5 years
Backlog	435	435
Goodwill	121,521
Net deferred tax liability	(404)

Total preliminary estimated purchase price	$213,968

(1)	Annualized first year amortization of property and equipment relates to the decrease in depreciation expense resulting from the adjustment to fair value.
(2)	Amounts related to the customer contract will be amortized in proportion to revenue recognized on the percentage-of-completion basis.

Voltaire’s net tangible assets have been recorded at a preliminary estimated fair value of $56.8 million. This estimate reflects adjustments of certain Voltaire assets and liabilities to fair value. A preliminary estimate of $33.3 million has been allocated to amortizable intangible assets acquired and $2.8 million has been allocated to in-process research and development. The depreciation and amortization related to the fair value adjustments to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations.

Identifiable intangible assets. Developed technology relates to Voltaire’s products across all of its product lines that have reached technological feasibility. Developed technology represents a combination of Voltaire processes, patents and trade secrets developed through years of experience in design and development of their products. Mellanox will amortize the fair value of the developed technology based on an expected pattern of consumption over an average estimated life of three years.

In-process research and development represents projects that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development.

As of the acquisition date, Voltaire was involved in research and development projects related to its UFM, acceleration software and Ethernet product families. Each of these projects is focused on integrating new technologies, improving product performance and broadening features and functionalities. There is a risk that these development efforts and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.

The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Voltaire and its competitors.

The rate utilized to discount the net cash flows to their present value is based on Voltaire’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 14% was deemed appropriate for valuing the in-process research and development.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

In-process research and development will be capitalized on the balance sheet and evaluated periodically for impairment until the project is completed, at which time it will become subject to amortization.

The customer contract relates to an arrangement under which a customer has licensed certain software from Voltaire and Voltaire is providing services to customize that software. Revenue under this agreement is being recognized on a percentage of completion basis, net of the related fair value of the contract.

Customer relationships represent other existing contracts that relate primarily to underlying customer relationships. Mellanox will amortize the fair value of these assets on a straight-line basis over an average estimated life of four to five years.

Backlog relates to firm customer orders that generally are scheduled for delivery within one year. Mellanox will amortize the fair value of the backlog as the orders are delivered to customers.

Goodwill. Approximately $121.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2. Reclassifications

Certain reclassification adjustments have been made to conform historical reported balances to the pro forma combined condensed financial statement basis of presentation. The reclassifications are as follows:

A.	To reclassify Voltaire’s marketable securities to conform to Mellanox’s historical presentation, based on management’s intention that such funds be available for working capital purposes, if required
B.	To reclassify Voltaire’s short-term deferred tax asset to a separate line item to conform to Mellanox’s historical presentation
C.	To reclassify Voltaire’s landlord-provided leasehold improvements to reflect gross amounts to conform to Mellanox’s historical presentation
D.	To reclassify Mellanox’s deferred revenue to a separate line item in accordance with the presentation of the combined companies

3. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Voltaire’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.

All significant intercompany balances and transactions between Mellanox and Voltaire as of December 31, 2010 and for the year ended December 31, 2010 have been eliminated.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Mellanox and Voltaire filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known. Any restructuring charges would be recorded as an expense in the statement of operations in the period in which they were incurred.

Mellanox has identified a pre-acquisition contingent liability of Voltaire related to a potential claim by a vendor. As of the acquisition date, it is not known whether the liability is probable nor can the amount of the liability be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that the liability will be incurred and the amounts can be reasonably estimated, such item will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To eliminate Voltaire’s historical equity
b.	To record cash paid for Voltaire’s outstanding ordinary shares
c.	To record the fair value of Voltaire’s stock options assumed and RSUs exchanged
d.	To eliminate intercompany balances
e.	To eliminate intercompany profit in inventory
f.	To record the fair value of Voltaire’s identifiable intangible assets
g.	To adjust Voltaire’s inventory to fair value
h.	To adjust Voltaire’s property and equipment to fair value
i.	To reduce Voltaire’s deferred revenue to fair value, representing the legal performance obligations under Voltaire’s existing contracts
j.	To eliminate the historical amount of Voltaire’s deferred rent
k.	To record direct incremental costs related to the acquisition
l.	To record deferred taxes related to identifiable intangible assets and to adjust tax balances related to uncertain tax positions
m.	To record goodwill
n.	To eliminate intercompany revenue and related cost of revenues
o.	To recognize amortization expense related to developed technology that would have been recorded had the acquisition occurred on January 1, 2010
p.	To recognize amortization expense related to other intangible assets that would have been recorded had the acquisition occurred on January 1, 2010
q.	To record the reduction in depreciation expense on property and equipment as a result of adjustment to fair value
r.	To eliminate direct incremental costs related to the acquisition
s.	To eliminate Voltaire’s historical stock-based compensation
t.

To recognize the estimated stock-based compensation expense, on a straight-line basis and net of estimated forfeitures, related to the unearned portion of Voltaire stock options and RSUs assumed that would have been recorded had the acquisition occurred on January 1, 2010

u.

To adjust tax provision to reflect the effect of the pro forma adjustments. Income tax benefits were calculated using statutory rates, which resulted in a blended statutory tax rate of 2.0% in the year ended December 31, 2010.

v.	To reflect incremental shares used in computing diluted income per share

5. Pro Forma Net Income Per Share

Pro forma basic net income per share is based on the number of Mellanox shares used in computing basic net income per share. The acquisition of Voltaire had no effect on the number of shares used to compute basic net income per share.

Pro forma diluted net income per share is based on the number of Mellanox shares used in computing diluted net income per share plus incremental shares related to the assumption of Voltaire options and RSUs. The incremental shares are calculated using the treasury stock method as if the number of Voltaire options assumed and RSUs exchanged on the acquisition date had been assumed and exchanged as of January 1, 2010 without consideration of any subsequent activity such as grants, exercises and cancellations.